For Additional Information:
Ronald A. Miller
Executive VP & CFO
Phone: 585.786.1102
Email: ramiller@fiiwarsaw.com

Revenue Growth Drives Solid First Quarter Results at FII

WARSAW, N.Y., April 24, 2008 — Financial Institutions, Inc. (Nasdaq: FISI), the parent company of Five Star Bank, today announced financial results for the first quarter ended March 31, 2008. Net income for Financial Institutions, Inc. (“FII” or “Company”) was $3.8 million, or $0.31 per diluted share, for the first quarter of 2008, compared with $3.6 million, or $0.29 per diluted share, for the first quarter of 2007.

Highlights for the first quarter of 2008 include:

•	Net interest income of $15.1 million, an increase of $1.1 million, or 8%, from the first quarter of 2007, which reflects an improved net interest margin and earning asset mix.

•	Net interest margin increased 34 basis points, to 3.73%, compared with 3.39% for the first quarter of 2007. The improved net interest margin resulted principally from lower funding costs, an improved yield from investment securities and the benefits associated with a higher percentage of earning assets being deployed in higher yielding loan assets.

•	Loans increased $8.2 million to $972.4 million at March 31, 2008, compared with $964.2 million at December 31, 2007 and increased $43.2 million, or 5%, from March 31, 2007. The increase reflects execution of the Company’s business plan to rebuild, in a disciplined manner, the commercial loan portfolio and grow consumer indirect auto loans.

•	Nonperforming assets decreased $886 thousand from December 31, 2007 to $8.6 million at March 31, 2008. Since March 31, 2007, nonperforming assets have declined $8.4 million, or 49%. The ratio of the allowance for loan losses to nonperforming loans improved to 211% at March 31, 2008 versus 192% at December 31, 2007 and 107% at March 31, 2007.

•	Continued strong capital position with Total Equity Capital of $197.4 million, a Leverage Capital Ratio of 9.38% and a Total Risk Based Capital Ratio of 16.59% at March 31, 2008.

Peter G. Humphrey, President and CEO of FII, commented, “We experienced solid financial performance in the first quarter of 2008, with increased revenues that are reflective of our disciplined approach to growing our loan portfolio. Net interest income improved year-over-year and our net interest margin increased due to a lower interest rate environment and our management of deposit pricing, coupled with growth in our loan portfolio. Asset quality showed continued improvement with a meaningful reduction in our nonperforming assets. The current interest rate environment and economic conditions will most likely pose challenges for the financial services industry for the remainder of 2008, however we feel we are well-positioned to meet the challenges of this economic environment. In addition, we look forward to implementing our strategic initiatives to expand our business, most notably the expansion of our presence in the greater Rochester area in the second half of this year.”

Net Interest Income

Net interest income was $15.1 million for the first quarter of 2008, up $1.1 million compared with the first quarter of 2007. For the first quarter of 2008, average interest-earning assets decreased by $29.8 million compared with the same quarter a year ago. This decrease resulted principally from a decrease in average total investment assets, including Federal funds sold, of $72.8 million, partially offset by a $43.0 million increase in average total loans. The overall decline in average interest-earnings assets was more than offset by a reduction in average interest-bearing liabilities of $48.1 million. Net interest margin improved 34 basis points to 3.73% for the first quarter of 2008, compared with 3.39% for the first quarter of 2007. Earnings asset yields decreased by 2 basis points from the prior year’s first quarter, with increased yields on investments assets offsetting a decline in loan yields, while the average cost of funds declined 36 basis points from the first quarter of 2007, a direct result of the Company’s responses to the reduction in market interest rates that has occurred over the past several months.

Noninterest Income

Noninterest income for the first quarter of 2008 was $4.7 million, relatively flat in comparison to the same quarter a year ago. Increases in ATM and debit card income, broker-dealer fees and commissions, and net gain on sale of securities were largely offset by a decrease in other noninterest income. The decline in other noninterest income results principally from lower income from Small Business Investment Company (SBIC) limited partnership investments when compared with the first quarter of 2007.

Noninterest Expense

Noninterest expense for the first quarter of 2008 was $14.3 million, an increase of $345 thousand from the first quarter of 2007. The principal expense items that contributed to the increase were: salaries and benefits increased $82 thousand primarily due to stock compensation related expenses, occupancy and equipment costs, which increased $132 thousand due to higher service contract related costs on buildings, equipment and software, and computer and data processing expenses which increased $124 thousand.

Balance Sheet

Total assets were $1.913 billion at March 31, 2008 compared with $1.858 billion at December 31, 2007. Total deposits were $1.628 billion at March 31, 2008, an increase of $52.0 million from $1.576 billion at December 31, 2007. Public deposits were $384.6 million at March 31, 2008, an increase of $66.5 million from year-end as a result of the seasonality associated with public deposits. Offsetting the increase in public deposits was a $14.5 million decline in nonpublic deposits, also a seasonal trend, to $1.237 billion at March 31, 2008 from $1.251 billion at December 31, 2007. Total borrowings, including junior subordinated debentures, were $70.3 million at March 31, 2008, up modestly from $68.2 million at December 31, 2007.

Asset Quality

Mr. Humphrey commented, “We continued to make significant progress in reducing our nonperforming assets during the first quarter of 2008. Our net loan charge-offs increased in relation to the first quarter of last year, and at 0.29% (annualized) of average loans are within acceptable parameters. We have not engaged in sub-prime lending as a line of business and we are pleased with the overall improvement in the risk profile of our loan portfolio.”

The Company recorded a provision for loan losses of $716 thousand for the first quarter of 2008 compared to no provision for loan losses in the first quarter of 2007. Net charge-offs of $687 thousand for the first quarter of 2008 represented 29 basis points (annualized) of average loans. Net charge-offs of $134 thousand for the first quarter of 2007 represented 6 basis points (annualized) of average loans. The increase in net charge-offs in 2008 principally results from higher commercial mortgage and indirect loan charge-offs.

The allowance for loan losses was $15.5 million at March 31, 2008 and December 31, 2007. Nonperforming loans were $7.4 million at March 31, 2008, compared with $8.1 million at December 31, 2007. The ratio of allowance for loans losses to nonperforming loans improved to 211% at March 31, 2008 versus 192% at December 31, 2007 and 107% at March 31, 2007.

Capital Management

On July 25, 2007, the Company approved a one-year $5.0 million stock repurchase program. During the first quarter of 2008, under this program, the Company repurchased $1.304 million of common stock, or a total of 70,202 shares, at an average price per share of $18.57. In total, 206,722 shares for $3.824 million have been repurchased under the program at an average price of $18.50.

In addition, in the first quarter of 2008, the Company increased the quarterly common stock dividend to $0.14 per share. This represents a 40% increase in the quarterly common stock dividend compared with the $0.10 per share dividend in the first quarter of 2007.

Erland E. “Erkie” Kailbourne, Chairman of the Board, commented, “The Company’s improved financial performance and available capital have given us the opportunity to increase our common stock dividend and actively repurchase our common stock. Both of these measures, we believe, will enhance shareholder value.”

Total shareholders’ equity at March 31, 2008 was $197.4 million compared with $195.3 million at December 31, 2007. The Company’s leverage ratio was 9.38% and total risk-based capital ratio was 16.59% at March 31, 2008.

About Financial Institutions, Inc.

With $1.9 billion in assets, Financial Institutions, Inc. provides diversified financial services through its subsidiaries, Five Star Bank and Five Star Investment Services, Inc. Five Star Bank provides a wide range of consumer and commercial banking services to individuals, municipalities and businesses through a network of 50 offices and 70 ATMs in Western and Central New York State. Five Star Investment Services provides brokerage and insurance products and services within the same New York State markets. The consolidated entity includes approximately 670 employees. The Company’s stock is listed on the Nasdaq Global Select Market under the symbol FISI. Additional information is available at the Company’s website: www.fiiwarsaw.com.

Safe Harbor Statement

This press release may contain forward-looking statements as defined by federal securities laws. These statements may address issues that involve significant risks, uncertainties, estimates and assumptions made by management. Actual results could differ materially from current beliefs or projections. There are a number of important factors that could affect the Company’s forward-looking statements which include its ability to implement its strategic plan, its ability to redeploy investment assets into loan assets, the attitudes and preferences of its customers, the competitive environment, general economic conditions nationally and regionally and other factors discussed in the Company’s filings with the Securities and Exchange Commission. The Company undertakes no obligation to revise these statements following the date of this press release.

*****

FINANCIAL INSTITUTIONS, INC. AND SUBSIDIARIES
CONSOLIDATED STATEMENTS OF FINANCIAL CONDITION (Unaudited)
	March 31,	December 31,	March 31,
(Dollars in thousands, except share data)	2008	2007	2007
ASSETS
Cash and due from banks	$49,460	$45,165	$40,647
Federal funds sold and interest-bearing deposits in other banks	53,539	1,508	92,432
Securities available for sale, at fair value	688,504	695,241	761,252
Securities held to maturity, at amortized cost	57,631	59,479	44,848
Loans held for sale	1,099	906	1,078
Loans:
Commercial	144,976	136,780	115,211
Commercial real estate	245,148	245,797	249,179
Agricultural	44,162	47,367	54,273
Residential real estate	168,738	166,863	162,846
Consumer indirect	142,565	134,977	107,776
Consumer direct and home equity	226,855	232,389	239,965

Total loans	972,444	964,173	929,250
Allowance for loan losses	(15,549)	(15,521)	(16,914)

Loans, net	956,895	948,652	912,336
Premises and equipment, net	33,611	34,157	34,341
Goodwill	37,369	37,369	37,369
Other assets	34,544	35,399	38,445

Total assets	$1,912,652	$1,857,876	$1,962,748

LIABILITIES AND SHAREHOLDERS’ EQUITY
Liabilities:
Deposits:
Noninterest-bearing demand	$268,419	$286,362	$260,068
Interest-bearing demand, savings and money market	736,925	681,953	723,343
Certificates of deposit	622,628	607,656	688,351

Total deposits	1,627,972	1,575,971	1,671,762
Short-term borrowings	27,835	25,643	24,860
Long-term borrowings	25,799	25,865	38,173
Junior subordinated debentures issued to unconsolidated subsidiary trust	16,702	16,702	16,702
Other liabilities	16,980	18,373	26,721

Total liabilities	1,715,288	1,662,554	1,778,218
Shareholders’ Equity
Preferred stock	17,581	17,581	17,623
Common stock, $0.01 par value, 50,000,000 shares authorized;
11,348,122 shares issued at March 31, 2008, December 31, 2007	113	113	113
and March 31, 2007
Additional paid-in capital	24,105	24,778	24,362
Retained earnings	160,328	158,744	151,057
Accumulated other comprehensive income (loss)	2,104	667	(7,026)
Treasury stock, at cost; 355,673, 336,971 and 76,446 shares at March 31, 2008,
December 31, 2007 and March 31, 2007, respectively	(6,867)	(6,561)	(1,599)

Total shareholders’ equity	197,364	195,322	184,530

Total liabilities and shareholders’ equity	$1,912,652	$1,857,876	$1,962,748

FINANCIAL INSTITUTIONS, INC. AND SUBSIDIARIES
CONSOLIDATED STATEMENTS OF INCOME (Unaudited)
	Quarter-to-Date
	March 31,	March 31,
(Dollars in thousands, except share and per share data)	2008	2007
Interest income:
Interest and fees on loans	$16,728	$16,627
Interest and dividends on securities	8,234	8,427
Other interest income	310	752

Total interest income	25,272	25,806

Interest expense:
Deposits	9,236	10,763
Short-term borrowings	152	169
Long-term borrowings	367	486
Junior subordinated debentures	432	432

Total interest expense	10,187	11,850

Net interest income	15,085	13,956
Provision for loan losses	716	—

Net interest income after provision for loan losses	14,369	13,956
Noninterest income:
Service charges on deposits	2,500	2,569
ATM and debit card income	752	620
Broker-dealer fees and commissions	459	383
Loan servicing income	186	205
Income from corporate owned life insurance	19	20
Net gain on sale of securities	173	—
Net gain on sale of loans held for sale	164	161
Net gain on sale and disposal of other assets	37	57
Net gain on sale of trust relationships	—	13
Other	454	710

Total noninterest income	4,744	4,738
Noninterest expense:
Salaries and employee benefits	8,436	8,354
Occupancy and equipment	2,580	2,448
Supplies and postage	441	438
Amortization of other intangibles	77	77
Computer and data processing	581	457
Professional fees and services	557	495
Advertising and promotions	150	220
Other	1,451	1,439

Total noninterest expense	14,273	13,928

Income before income taxes	4,840	4,766

Income taxes	1,061	1,151

Net income	$3,779	$3,615

Net Income Per Common Share:
Basic	$0.31	$0.29
Diluted	$0.31	$0.29
Weighted Average Common Shares Outstanding:
Basic	10,938,275	11,316,811
Diluted	10,974,674	11,360,202
Performance Ratios:
Return on average assets (annualized)	0.80%	0.77%
Return on average common equity (annualized)	7.61%	7.96%
Net interest margin (fully tax-equivalent)	3.73%	3.39%
Efficiency ratio	67.63%	69.40%

FINANCIAL INSTITUTIONS, INC. AND SUBSIDIARIES/
CONSOLIDATED FINANCIAL HIGHLIGHTS (Unaudited)
	2008	2007	2007	2007	2007
(Dollars in thousands, except per share data)	1st Qtr	4th Qtr	3rd Qtr	2nd Qtr	1st Qtr

EARNINGS
Net interest income	$15,085	$15,205	$14,861	$14,052	$13,956
Net interest income (fully tax-equivalent)	$16,361	$16,491	$16,051	$15,193	$15,105
Provision (credit) for loan losses	$716	$351	$(82)	$(153)	$—
Noninterest income	$4,744	$5,002	$6,334	$4,606	$4,738
Noninterest expense	$14,273	$14,543	$14,609	$14,348	$13,928
Net income	$3,779	$4,098	$5,254	$3,443	$3,615
Preferred dividends	$371	$370	$371	$371	$371
Net income available to common	$3,408	$3,728	$4,883	$3,072	$3,244
Basic earnings per share	$0.31	$0.34	$0.44	$0.27	$0.29
Diluted earnings per share	$0.31	$0.34	$0.44	$0.27	$0.29
Average shares outstanding	10,938,275	11,021,902	11,090,519	11,188,840	11,316,811
Average diluted shares outstanding	10,974,674	11,043,473	11,113,553	11,222,994	11,360,202
PERFORMANCE
Return on average assets (annualized)	0.80%	0.86%	1.10%	0.71%	0.77%
Return on average common equity (annualized)	7.61%	8.56%	11.60%	7.40%	7.96%
Return on average tangible common equity (annualized)	9.65%	10.97%	15.03%	9.60%	10.35%
Common dividend payout ratio	45.16%	38.24%	27.27%	40.74%	34.48%
Net interest margin (fully tax-equivalent)	3.73%	3.75%	3.63%	3.35%	3.39%
Efficiency ratio	67.63%	66.84%	67.07%	72.04%	69.40%
Full-time equivalent employees	620	621	636	636	634
CAPITAL
Period end common equity to total assets	9.40%	9.57%	8.97%	8.70%	8.50%
Period end tangible common equity to tangible total assets	7.57%	7.68%	7.12%	6.83%	6.69%
Leverage ratio	9.38%	9.35%	9.23%	8.89%	8.99%
Tier 1 risk-based capital ratio	15.34%	15.74%	15.71%	15.86%	15.58%
Total risk-based capital ratio	16.59%	16.99%	16.96%	17.12%	16.83%
Cash dividends declared per share	$0.14	$0.13	$0.12	$0.11	$0.10
Book value per share	$16.36	$16.14	$15.41	$14.80	$14.81
Tangible book value per share	$12.91	$12.69	$11.98	$11.38	$11.42
ASSET QUALITY
Gross loan charge-offs	$1,458	$923	$1,310	$970	$692
Net loan charge-offs	$687	$441	$829	$239	$134
Net loan charge-offs to average loans (annualized)	0.29%	0.18%	0.35%	0.10%	0.06%
Loans past due over 90 days	$2	$2	$—	$4	$7
Nonaccrual loans	7,353	8,075	8,295	10,402	15,778

Total nonperforming loans	7,355	8,077	8,295	10,406	15,785
Other real estate (ORE) and repossessed assets (repos)	1,257	1,421	1,625	1,352	1,216

Total nonperforming assets	$8,612	$9,498	$9,920	$11,758	$17,001
Nonperforming loans to total loans	0.76%	0.84%	0.87%	1.11%	1.70%
Nonperforming assets to total loans, ORE and repos	0.88%	0.98%	1.04%	1.25%	1.83%
Nonperforming assets to total assets	0.45%	0.51%	0.52%	0.62%	0.87%
Allowance for loan losses	$15,549	$15,521	$15,611	$16,522	$16,914
Allowance for loan losses to total loans	1.60%	1.61%	1.64%	1.76%	1.82%
Allowance for loan losses to nonperforming loans	211%	192%	188%	159%	107%
PERIOD END BALANCES
Total loans	$972,444	$964,173	$949,671	$940,870	$929,250
Total assets	$1,912,652	$1,857,876	$1,902,985	$1,898,092	$1,962,748
Total deposits	$1,627,972	$1,575,971	$1,616,262	$1,617,049	$1,671,762
Total common equity	$179,783	$177,741	$170,743	$165,185	$166,907
Total shareholders’ equity	$197,364	$195,322	$188,324	$182,766	$184,530
Common shares outstanding	10,992,449	11,011,151	11,081,625	11,161,835	11,271,676
AVERAGE BALANCES
Total loans	$964,418	$954,373	$942,394	$932,637	$921,481
Total interest-earning assets	$1,759,635	$1,756,169	$1,766,511	$1,814,299	$1,789,426
Total assets	$1,890,874	$1,884,712	$1,890,669	$1,938,685	$1,914,593
Total deposits	$1,607,448	$1,607,737	$1,598,643	$1,657,975	$1,627,875
Total interest bearing liabilities	$1,409,461	$1,402,294	$1,413,727	$1,476,534	$1,457,532
Total common equity	$179,993	$172,833	$166,977	$166,526	$165,330
Total shareholders’ equity	$197,574	$190,414	$184,558	$184,108	$182,953